Exhibit 10.29.1

FIRST AMENDMENT TO COMMERCIAL OFFICE LEASE

This First Amendment to Commercial Office Lease (“First Amendment”) is entered into effective the October 23, 2006, by and between USAA STRATUM EXECUTIVE CENTER JOINT VENTURE, a Texas joint venture, whose address is 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230 (“Landlord”) and SYNPLICITY, INC., a California corporation (“Tenant”), whose address is 11044 Research Boulevard, Suite D-130, Austin, Texas 78759.

WHEREAS, under that certain Commercial Office Lease dated June 9, 2003 (“Lease”), by and between Landlord and Tenant, Tenant leases approximately 1,697 Rentable Square Feet of office space (the “Premises”) known as Suite D-130 in the building known as Building D at the Stratum Executive Center, located at 11044 Research Boulevard, Austin, Texas 78759, as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to extend the Term and relocate and contract the Premises.

NOW THEREFORE, in consideration of the rentals to be paid and the covenants and agreements to be kept and performed by both parties hereto, Landlord and Tenant hereby agree to amend the Lease as follows:

(1)	Section 1.3 Premises is deleted in its entirety and replaced with the following:

“1.3 Premises. For the period commencing on the Commencement Date and ending on the Original Premises Expiration Date (as defined herein): 1,697 Rentable Square Feet (“Original Premises”) known as Suite D-130 located on the first floor of Building D as outlined on Exhibit A-1 attached hereto and made a part hereof.

For the period commencing on the Relocation Date (as defined herein) and ending on the Expiration Date: 1,337 Rentable Square Feet (“Relocation Premises”) known as Suite B-530 located on the fifth floor of Building B as outlined on Exhibit A-1 attached hereto and made a part hereof.”

(2)	Section 1.8 Commencement Date is deleted in its entirety and replaced with the following:

“1.8 Commencement Date. July 1, 2003 (“Commencement Date”), as to the Original Premises and January 8, 2007 (“Relocation Date”), as to the Relocation Premises.”

(3)	Section 1.9 Expiration Date is deleted in its entirety and replaced with the following:

“1.9 Expiration Date. January 7, 2007, as to the Original Premises, and December 31, 2009, as to the Relocation Premises. The Expiration Date as to the Original Premises is also sometimes referred to as the “Original Premises Expiration Date”.”

(4)	Section 1.10 Term is deleted in its entirety and replaced with the following:

“Forty-two (42) months and seven (7) days as to the Original Premises, beginning on the Commencement Date and expiring on the Original Premises Expiration Date and thirty-five (35) months twenty-four (24) days as to the Relocation Premises, beginning on the Relocation Date and ending on the Expiration Date.”

(5)	Effective on the Relocation Date, the Basic Rent schedule in Section 1.11 is deleted in its entirety and replaced with the following Basic Rent schedule:

“Month(s)	Monthly Basic Rent	Annual Basic Rent
7/1/03 – 6/30/04	$2,404.08	$28,848.96
7/1/04 – 6/30/04	$2,474.79	$29,697.48
7/1/05 – 1/7/07	$2,545.50	$30,546.00
1/8/07 – 12/31/07	$2,339.75	$28,077.00
1/1/08 – 12/31/08	$2,395.46	$28,745.52
1/1/09 – 12/31/09	$2,451.17	$29,414.00”

(6)	Effective on the Relocation Date, Section 1.12 is deleted in its entirety and replaced with the following:

“Commencing on the Commencement Date and ending on the Original Premises Expiration Date, a period of twelve (12) months comprising calendar year 2003 and commencing on the Relocation Date and ending on the Expiration Date, a period of twelve (12) months comprising calendar year 2006.”

(7)	Effective on the Relocation Date, Section 1.15 Tenant’s Proportionate Share is amended to add the following at the end:

“Effective on the Relocation Date, Tenant’s Proportionate Share of the Project is reduced to be 0.55% (determined by dividing the Rentable Square Feet of the Premises by the Rentable Square Feet of the Project and multiplying the resulting quotient by one hundred and rounding to the second decimal place.”

(8)	Effective on the Relocation Date, Section 1.16 Parking Space Allocation is amended to add the following at the end:

“Effective on the Relocation Date, Tenant’s Parking Space Allocation shall be reduced and Tenant shall have the non-exclusive right to five (5) unreserved parking spaces within the Parking Facilities. Tenant’s Parking Space Allocation shall continue to include Tenant’s Proportionate Share of visitor and handicapped parking, as such may be required by applicable law. ”

(9)	Effective on the Relocation Date, Tenant’s Notice Address is deleted in its entirety and replaced with the following:

11044 Research Boulevard, Suite B-530

Austin, Texas 78759

(10)	Article III Term is deleted in its entirety and replaced with the following:

“The Term with respect to the Original Premises shall commence on the Commencement Date and expire at midnight on the Original Premises Expiration Date. The Term with respect to the Relocation Premises shall commence on the Relocation Date and expire at midnight on the Expiration Date.”

(11)	Section 17.6 After-Hours HVAC Service to the Premises is amended to delete the second sentence and replace it with the following:

“Landlord’s charge for after-hours HVAC service shall be $20.00 per hour per zone, with a two-hour minimum, subject to increases upon written notification from Landlord.”

(12)	Part (ii) of the first sentence of Section 25.4 Estoppel Certificate is deleted in its entirety and replaced with the following:

“(ii) that the Term has commenced (and setting forth the Commencement Date, Original Premises Expiration Date, Relocation Date and Expiration Date);”

(13)	Condition of the Premises. Landlord shall shampoo the carpeting in the Relocation Premises prior to the Relocation Date. Subject to Landlord’s obligations under this Paragraph 13, Tenant ACCEPTS THE RELOCATION PREMISES “AS IS”, “WHERE IS” AND WITH ANY AND ALL FAULTS. TENANT’S OCCUPYING THE RELOCATION PREMISES SHALL BE CONCLUSIVE EVIDENCE FOR ALL PURPOSES OF TENANT’S ACCEPTANCE OF THE PREMISES IN GOOD ORDER AND SATISFACTORY CONDITION, AND IN A STATE AND CONDITION SATISFACTORY, ACCEPTABLE AND SUITABLE FOR THE TENANT’S USE PURSUANT TO THE LEASE. Notwithstanding the foregoing, Landlord and Tenant shall examine the Relocation Premises prior to the Relocation Date and agree to a list of any repairs needed to the Relocation Premises as a result of the existing tenant’s use and vacation of the Relocation Premises between the effective date of this First Amendment and the Relocation Date. Landlord shall endeavor to correct such agreed items of repair as soon as soon as reasonably possible, but the Relocation Date shall not be delayed as a result thereof, unless such repairs materially interfere with Tenant’s permitted use of the Relocation Premises. Landlord and Tenant acknowledge and agree that the Relocation Date is contingent upon the timely vacation of the Relocation Premises by the existing tenant and shall be adjusted, if necessary, if Tenant’s occupation is delayed due to the failure of such existing tenant to timely vacate the Relocation Premises.

(14)	Surrender of First Expansion Premises. Effective on the Original Premises Expiration Date, Tenant shall immediately surrender the Original Premises in the condition required under Section 23.1 of the Lease and hereby releases, remises and forever quitclaims the Original Premises unto Landlord, to have and hold the same unto Landlord so that neither Tenant nor any party claiming by, through or under the Tenant shall hereafter have or claim any right thereto or any part thereof. Notwithstanding the foregoing, if Tenant should remain in possession of the Original Premises after the Original Premises Expiration Date, then in accordance with Section 23.2 of the Lease, Tenant shall be deemed to be occupying the Original Premises as a tenant-at-will, subject to all the covenants and obligations of the Lease and at a holdover daily rent provided in Section 23.2 with respect to the Original Premises, computed on the basis of a thirty (30) day month. Notwithstanding anything to the contrary in the Lease, if Landlord is unable to deliver the Original Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover. Tenant shall permit Landlord or its Agents, at any time after the Original Premises Expiration Date, without notice or charge therefore to Landlord and without diminution of Rent to enter the Original Premises to exhibit the same to prospective tenants. Tenant further agrees to cooperate with Landlord in connection with Landlord’s exercise of Landlord’s rights of entry under this Paragraph.

(15)	Exhibits. Exhibit A-1 is deleted in its entirety and replaced with a new Exhibit A-1, which is attached hereto and made a part of the Lease for all purposes.

(16)	Brokerage. Except for Quorum Real Estate Services Corporation (“Broker”), Tenant and Landlord each agree to indemnify and hold the other harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any broker or person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution and delivery of this First Amendment. Broker will be compensated by Landlord pursuant to the terms of a separate agreement between Landlord and Broker.

(17)	Counterclaims. There exist no offsets, counterclaims or defenses of Tenant under the Lease against Landlord, and there exist no events which would constitute a basis for such offsets, counterclaims, or defenses against Landlord upon the lapse of time or the giving of notice or both. Without limiting the generality of the foregoing, Tenant hereby represents and warrants that, as of Tenant’s execution and delivery hereof, and to the best of Tenant’s knowledge, Landlord is not in default under the Lease and Tenant has no claim, defense or offset with respect to the Lease.

(18)	Continued Effect. Except as otherwise provided in this First Amendment, all other provisions of the Lease shall remain unmodified and in full force and effect. All terms not defined herein shall be as defined pursuant to the terms of the Lease.

(19)	Multiple Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

EXECUTED as of 10/23/06 to be effective as of 10/23/2006.

LANDLORD:

USAA STRATUM EXECUTIVE CENTER JOINT VENTURE, a Texas joint venture

By:	USAA REAL ESTATE COMPANY, a Delaware corporation, its Managing Venturer

	By:	/s/ Stanley R. Alterman
	Name:	Stanley R. Alterman
	Title:	Senior Managing Director

TENANT:

SYNPLICITY, INC., a California corporation

By:	/s/ John Hanlon
Name:	John Hanlon
Title:	Sr. Vice President, CFO

EXHIBIT A-1

OUTLINE OF THE PREMISES